Exhibit 4.11

FIFTH AMENDMENT TO TRUST AGREEMENT BETWEEN

FIDELITY MANAGEMENT TRUST COMPANY AND

THE PROGRESSIVE CORPORATION

THIS FIFTH AMENDMENT, dated as of the tenth day of June, 2010, and effective on that date unless otherwise stated herein, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 2005 (“Trust Agreement”), with regard to The Progressive Retirement Security Program (the “Plan”); and

WHEREAS, the Fund Change Letter Amendment dated December 8, 2008, incorrectly changed the Annual Participant Fee to “$12 per participant* per year, billed and payable quarterly”; and, effective January 1, 2009, the Annual Participant Fee should have been changed to “$20 per participant* per year, billed and payable quarterly”, and the parties hereto wish to amend the Trust Agreement accordingly; and

WHEREAS, the Sponsor has informed the Trustee that effective January 2, 2009, the Plan name has changed from “The Progressive Retirement Security Program” to “The Progressive 401(k) Plan”, and all references thereto should be changed accordingly; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Effective January 1, 2009, amending the “Annual Participant Fee” section of Schedule “B”, Fee Schedule, in its entirety, as follows:

Annual Participant Fee:	$20 per Participant* per year, billed and payable quarterly.

* This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant’s account(s) as part of the Plan’s records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

(2)	Effective January 2, 2009, replacing all references to “The Progressive Retirement Security Program” as the Plan name with “The Progressive 401(k) Plan”.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Trust Agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION	FIDELITY MANAGEMENT TRUST COMPANY

By:	By:
Its authorized signatory	Its authorized signatory

Name:	Name:

Title:	Title:

Date:	Date:

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